Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of January 1, 2013, by and between Granite City Food & Brewery Ltd., a corporation duly organized and existing under the laws of the State of Minnesota, with a place of business at 701 Xenia Avenue South, Suite 120, Minneapolis, Minnesota 55416 (hereinafter referred to as the “Company”), and James G. Gilbertson, a resident of Hennepin County, Minnesota (hereinafter, referred to as “Executive,” together with the Company, the “Parties” and each, a “Party”).

RECITALS

A.                                    Executive is currently employed as the Company’s Chief Financial Officer, pursuant to Executive’s current employment agreement dated October 29, 2007, as amended October 5, 2009, June 17, 2010 and July 26, 2012 (the “Existing Agreement”).  Executive’s employment under the Existing Agreement will terminate effective December 31, 2012, unless such agreement is extended by written agreement of Executive and the Company.

B.                                    Subject to Executive’s execution of this Agreement, the Company agrees to continue the employment of Executive effective as of January 1, 2013, under the terms of this  Executive Employment Agreement, which shall supersede the Existing Agreement as of such date.

ARTICLE 1

EMPLOYMENT

1.01                        Position and Duties.  The Company agrees to employ Executive as the Chief Financial Officer of the Company.  Executive shall have the duties and responsibilities as are typically commensurate with such office and shall render such additional services and duties as may be reasonably requested of him from time to time by the Company’s Chief Executive Officer and shall generally be subject to direction, orders and advice of the Board of Directors of the Company (the “Board”).  The Company’s headquarters and principal executive offices are located in Golden Valley, Minnesota.  Executive acknowledges that his duties will involve performance of services at the Company’s headquarters as reasonably requested by the Board.  Executive further acknowledges and agrees that his position may involve substantial business travel.

1.02                        Level of Effort.  Executive agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the terms of this Agreement, to the reasonable satisfaction of the Company.

ARTICLE 2

EMPLOYMENT TERM

2.01                        Term.  Executive’s employment pursuant to this Agreement shall commence on January 1, 2013 and continue until the second anniversary of such date (the “Termination Date”).  The term of such employment is hereinafter referred to as the “Term.”

2.02                        Post-Term Services; Compensation During At-Will Employment.  If Executive’s employment with the Company continues following the Term, then such employment shall be on an at-will basis and subject to termination by the Company or Executive, at any time, with or without cause.  In the event Executive continues employment with the Company following the Term on an at-will basis, Executive’s compensation shall be at his monthly base salary rate immediately preceding the Termination Date for each month worked and prorated for any partial month during which employment continues, and the terms of this Agreement shall remain in force, except that Sections 2.01, 3.01, 3.02, 3.05 and Article 5 of this Agreement shall not, absent a separate written agreement of Parties, be applicable to such employment.

ARTICLE 3

COMPENSATION AND BENEFITS

3.01                        Base Salary.  During the Term, Executive shall receive a base salary of $240,000.00 per annum (“Base Salary”), payable in monthly installments in accordance with the Company’s payroll policies and pay periods.  The Company shall cause its Compensation Committee to review Executive’s performance and base salary level each year during the Term, but the Parties do not anticipate any change the Base Salary prior to the Termination Date.  Executive’s Base Salary may be increased (but not decreased), in the sole discretion of the Compensation Committee; provided that such Base Salary may be decreased with the consent of Executive or if the Company’s Board of Directors shall require an across-the-board reduction of the base salaries of all executive officers.  In the event that there shall be an across-the-board reduction of the base salaries of all executive officers, the percentage of decrease of Executive’s Base Salary shall not exceed the percentage of decrease of such other executive officer base salaries. The Company shall have the right to deduct from payments under this Agreement all taxes which may be required to be deducted or withheld therefrom under any provision of applicable law (including but not limited to Social Security taxes, and income tax withholding) and other required deductions now in effect or which may become effective by law any time during the Term.

3.02                        Performance Bonus.  As additional compensation under this Agreement, Executive shall be eligible during the Term to receive a bonus of up to 50% of employee’s Base Salary each calendar year (“Performance Bonus”), the targets for which and the amount of which shall be determined by the Compensation Committee.  Any Performance Bonus due Executive shall be deemed a one-time payment and shall be payable within thirty (30) days following the filing of the Company’s annual report with the Securities and Exchange Commission on Form 10-K.  For each fiscal year during the Term, the Company shall use reasonable efforts to cause its Chief Executive Officer to communicate to Executive in writing the performance objectives and targets and corresponding bonus amounts for the Performance Bonus for such year on or before March 1st of such year, which performance objectives and targets and corresponding bonus amounts shall be confirmed by the Board or its Compensation Committee within thirty (30) days thereafter.  To the extent performance objectives are exceeded, the Company may, in its discretion, increase the amount of Executive’s Performance Bonus.  Notwithstanding the foregoing, no amount of any Performance Bonus shall be paid to Executive for a calendar year unless the Compensation Committee certifies in writing prior to the payment of such Bonus that the targets and any other material terms related to such Bonus were in fact achieved or satisfied, which certification the Compensation Committee will endeavor in good faith to complete as quickly as practicable.  If Executive shall be entitled to a partial Performance Bonus under the terms of this Agreement upon termination of employment, and the amount of any partial Performance Bonus earned as of the date of termination cannot, in the judgment of the Company, be accurately calculated or would be calculated based upon metrics to be determined following a fiscal year end, then the amount of such bonus shall be prorated by the Company as of the date termination, but calculated and paid when the amount of all bonuses under the applicable bonus plan are determined and paid to other executives entitled to bonuses thereunder.

3.03                        Benefits.  Executive shall be eligible to receive such fringe benefits as are and may be made available to other executive employees of the Company from time to time in the sole discretion of the Board, but only to the extent Executive meets the applicable eligibility requirements.  To the extent it is the then policy of the Company, and if Executive is classified as a “highly compensated employee” within the meaning of Section 105(h) of the Internal Revenue Code and elects to participate in one of the Company’s employer-sponsored health insurance plans, the Company will pay to Executive an amount equal to the Company’s premium cost, plus a reimbursement for Executive’s taxes thereon as determined by the Company.  The Company is not obligated to provide or continue any benefits to its employees and may, without any prior notice, modify or discontinue any benefit now provided or as may be provided in the future, in the sole discretion of the Board.  The Company shall pay Executive during the Term, in addition to other salary and benefits herein provided, a monthly vehicle allowance in the amount of $650.00 to be used to lease or maintain a vehicle, including fuel.  Executive shall be responsible for paying for liability, property damage, and comprehensive insurance coverage upon such vehicle and shall further be responsible for all expenses attendant to the purchase, operation, maintenance, repair, and replacement of such vehicle.  The foregoing automobile allowance payments shall not be payable if the Company furnishes Executive with a Company-owned or leased vehicle.

3.04                        Expenses.  Executive shall be entitled to reimbursement by the Company for ordinary and necessary business and other out-of-pocket expenses in accordance with the Company’s policies.

3.05                        Vacation.  Executive shall be entitled to four weeks of paid vacation to be accrued ratably throughout each year during the Term, in addition to the Company’s normal holidays, and subject to scheduling and other policies that may be adopted by the Board.  Vacation time shall be scheduled during reasonable times, taking into account the Executive’s duties and obligations at the Company.  Executive shall not be entitled to pay in lieu of unused vacation time, whether on termination or otherwise or to rollover unused vacation time from one year to the next without the written consent of the Company.  Sick leave and all other leaves of absence shall otherwise taken be in accordance with the Company’s stated personnel policies.

3.06                        Recoupment Policy.  Executive agrees that any and all bonuses or equity compensation awards, if any, paid, awarded or vested under this Agreement, shall be subject to the Board’s Policy on the Recoupment of Bonuses and Incentive or Equity Based Compensation Related to Certain Financial Restatements dated September 21, 2009, and that such policy is hereby deemed to be incorporated by reference into this Agreement.  Such policy may be amended from time to time by the Company’s Board.  In the event of a material breach by Executive of his obligations under Article 6 or Article 7 of this Agreement, Executive further agrees that Company may, to the extent permitted by applicable law, and in addition to other damages or remedies that a court or arbitrator may award, require the Executive to reimburse the Company for any and all bonuses or equity compensation awards, and the severance payments provided for under Article 5 of this Agreement that are paid, awarded or vested under this Agreement, together with costs of collection, including reasonable attorneys fees.  In the event Executive fails to make prompt reimbursement of any such bonuses or equity compensation, or severance payments previously paid, awarded or vested the Company may, to the extent permitted by applicable law, deduct the amount required to be reimbursed from Executive’s compensation otherwise due under this Agreement.  The provisions of this Section 3.06 shall survive any termination of this Agreement.

3.07                        Stock Options.  If Executive is employed by the Company on January 1, 2013, the Company will grant Executive an option for the purchase of twenty thousand (20,000) shares of the Company’s common stock, pursuant to the terms of the Company’s Long-Term Incentive Plan and, unless either the Company or Executive has given the other notice of intent to terminate this Agreement on or before January 1, 2014, the Company will grant Executive an additional option for the purchase of twenty thousand (20,000) shares of common stock pursuant to the terms of such plan. Such option shall be awarded with vesting and other terms as specified by the Company’s Compensation Committee.

ARTICLE 4

TERMINATION

4.01                        Termination.  The Company shall have the right to terminate Executive’s employment without Cause (as defined below) at any time during the Term upon at least thirty (30) days’ written notice to Executive.  Executive will not voluntarily terminate his employment prior to the end of the Term without Good Reason, and will not voluntarily terminate his employment after the Term without giving the Company at least thirty (30) days’ prior written notice to the Company.  During any such thirty (30)-day notice period, Executive agrees to assist the Company, as and to the extent reasonably requested by the Company to effect an orderly transition of Executive’s duties and responsibilities to the Company.  If the Company elects to terminate the Employment of Executive following the Term, it shall give at least ninety (90) days prior written notice thereof to Executive.  Such notice of termination may be give prior to or following the expiration of the Term. The Company shall be obligated to compensate Executive only for such days worked during such ninety-day notice period following the Term. The Company may, at its discretion, relieve Executive of his duties during any such notice periods.

4.02                        Disability Termination.  Subject to applicable law, the Company may terminate Executive’s employment by giving Executive not less than two (2) months written notice if Executive, due to sickness or injury (“Disability”), fails or is or has been unable to perform his essential job functions on a full-time basis for a period of six (6) months or longer during any twelve (12)-month period.  In the event of such termination, Executive shall receive only that portion of Executive’s Base Salary earned through the date of termination; provided, however, that Executive shall be entitled to all or a portion of his Performance Bonus payable in accordance with Section 3.02, to the extent earned through the date of termination based upon the requirements or criteria established by the Compensation Committee.  Any payment to Executive of Base Salary pursuant to this Section 4.02 shall be reduced by any payment to Executive pursuant to any separate sick pay plan or by any separate payments to executive upon disability pursuant to any insurance plan, the premiums for which are paid by the Company.

4.03                        Termination Upon Death.  Executive’s employment shall be deemed terminated upon the death of Executive.  In the event of such termination, Executive shall receive only that portion of Executive’s base salary earned through the date of termination; provided, however, that Executive shall be entitled to all or a portion of his Performance Bonus payable in accordance with Section 3.02, to the extent earned through the date of termination based upon the requirements or criteria established by the Compensation Committee.

4.04                        Termination for Cause.  Any other provision of this Agreement notwithstanding, the Company may terminate Executive’s employment upon written notice if the termination is based on any of the following events that constitute “Cause”:

(a)                                 Executive’s breach of this Agreement, if such breach is not cured (provided such breach can be cured) within 30 days following the date of written notice to Executive, provided that Executive shall have only two opportunities to cure during the Term;

(b)                                 Executive’s failure to substantially perform his duties under this Agreement or adhere to any material written Company policy that is applicable to Executive and that may result in harm to the Company, if such failure is not cured (provided such failure can be cured) within 30 days following the date of written notice to Executive, provided that Executive shall have only two opportunities to cure during the Term; or Executive’s gross negligence in the performance of such duties or compliance with such policies;

(c)                                  the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company, without the prior written consent of the disinterested directors of the Board;

(d)                                 Executive’s (i) conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or any other crime directly or indirectly involving Executive’s lack of honesty or moral turpitude; (ii) acts of fraud, embezzlement, theft, dishonesty or gross misconduct; or (iii) material misappropriation (or attempted misappropriation) of any of the Company’s funds or property;

(e)                                  a breach of Executive’s fiduciary duties to the Company; or

(f)                                   a willful violation of federal securities laws including the Sarbanes-Oxley Act of 2002.

For purposes of the foregoing definition of “Cause,” no act or omission to act by you will be “willful” if such conduct was taken in good faith and with a reasonable belief that such act or omission was in the best interests of the Company.  The identification of a significant or material weakness in the Company’s internal control over financial reporting, or an error, inaccuracy or misstatement in financial statements resulting in a restatement of financial statements shall not, by itself, constitute Cause, unless the same results from (i) a failure of Executive to address recommendations or directives from the Audit Committee or the Company’s outside auditors; (ii) a chronic failure of Executive to carry out the major duties of his employment or to follow or implement Company’s established internal controls over financial reporting; or (iii) a failure on the part of Executive to communicate material financial information on a timely basis to the Company’s Audit Committee or outside auditors regarding the Company’s financial reporting.

4.05                        In the event of termination for Cause, and notwithstanding any contrary provision otherwise provided, Executive shall receive only his Base Salary earned through the date of termination and, except as otherwise provided by law, shall forfeit all other forms of compensation or benefits from the Company.

ARTICLE 5

SEVERANCE

5.01                        Payments upon Severance.  The Company shall pay a severance payment to Executive as follows:

(a)                                 In the event Executive’s employment is terminated by the Company during the Term without Cause or by Executive for Good Reason (and other than as provided in Sections 4.02 and 4.03), the Company will pay Executive, in lieu of any further compensation for the remainder of the Term,  a severance payment equal to his monthly Base Salary as of the date of termination of employment on the Company’s regularly scheduled monthly pay dates for a period of twelve (12) months (the “Severance Payment”).  Such payments shall commence on the first payroll date that is within ninety (90) days following the Executive’s termination of employment, provided that the agreements described in Section 5.05 to be executed and delivered by Executive have become irrevocable and provided further that if any designated ninety (90) day period begins in one taxable year and ends in the next taxable year, payments shall commence in the second taxable year.  A notice to Executive during the Term that his employment with the Company will be terminated after the Term will not give rise to the Severance Payment provided in this Section 5.01(a).

(b)                                 If during the Term (i) there has been a Change of Control of the Company (as defined in Section 5.01(c)), and (ii) Executive is an active and full-time employee of the Company at the time of the Change of Control, and (iii) within six (6) months following the date of the Change of Control, Executive’s employment is involuntarily terminated for any reason other than for Cause, death or Disability, then the severance payments provided in Section 5.01(a) shall be for a period of eighteen (18) months.

(c)                                  For the purposes of this Agreement, “Change of Control” shall mean any one of the following:

(i)                                     an acquisition by any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of 50% or more of either:  (1) the then outstanding voting securities of the Company; or (2) the combined voting power of the Company’s outstanding voting securities immediately after the merger or acquisition entitled to vote generally in the election of directors; provided, however, that the following acquisition shall not constitute a Change of Control:  (i) any acquisition directly from the Company; (ii) any acquisition by the Company or Subsidiary; (iii) any acquisition by the trustee or other fiduciary of any employee benefit plan or trust sponsored by the Company or a Subsidiary; or (iv) any acquisition by any corporation with respect to which, following such acquisition, more than 50% of the stock or combined voting power of stock and other voting securities of the Company is beneficially owned by substantially all of the individuals and entities who were beneficial owners of stock and other voting securities of the Company immediately prior to the acquisition in substantially similar proportions immediately before and after such acquisition; or

(ii)                                  individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”), cease to constitute a majority of the Board.  Individuals nominated or whose nominations are approved by the Incumbent Board and subsequently elected shall be deemed for this purpose to be members of the Incumbent Board; or

(iii)                               approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, dissolution, sale or statutory exchange of stock which changes the beneficial ownership of stock and other voting securities so that after the corporate change the immediately previous owners of 50% of stock and other voting securities do not own 50% of the Company’s stock and other voting securities either legally or beneficially; or

(iv)                              the sale, transfer or other disposition of all substantially all of the Company’s assets; or

(v)                                 a merger of the Company with another entity after which the pre-merger shareholders of the Company own less than 50% of the stock of the surviving corporation, unless immediately following such merger, the board of directors of the surviving corporation consists of the Incumbent Board.

A “Change of Control” shall not be deemed to occur with respect to Executive if the acquisition of a 50% or greater interest in the Company or its assets is by a group that includes the Executive, nor shall it be deemed to occur if at least 50% of the stock and other voting securities owned before the occurrence are beneficially owned subsequent to the occurrence by a group that includes the Executive.

(d)                                 In the event, during the Term, Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason as defined in Section 5.03,

Executive shall be entitled to all or a portion of his Performance Bonus payable in accordance, to the extent earned during the Term through the date of termination, based upon the requirements and criteria established by the Company’s Compensation Committee.

(e)                                  For avoidance of doubt, (i) no severance payment under Section 5.01 shall be payable to Executive if he voluntarily terminates his employment during the Term, unless such termination is for Good Reason and (ii) no severance payment is payable under this Section 5.01 or otherwise if employment is terminated after the Term.

(f)                                   Any Severance Payment to Executive under Section 5.01 or 5.02 shall be reduced by the amount of cash severance-type benefits to which Executive may be entitled pursuant to any other cash severance plan, agreement, policy or program of the Company or any of its subsidiaries; including any payment for post-employment restrictions, provided, however, that if the amount of cash severance benefits payable under such other severance plan, agreement, policy or program is greater than the Severance Payment payable pursuant to this Agreement, Executive will be entitled to receive the amounts payable under such other plan, agreement, policy or program which exceeds the Severance Payment.  Without limiting other payments which would not constitute “cash severance-type benefits” hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits and payment of any earned Performance Bonus shall not constitute “cash severance-type benefits” for purposes of this Section 5.01(f).

5.02                        If the Company is obligated to pay the Severance Payment provided in Section 5.01(a) or 5.03, and if Executive timely elects to continue his group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, the Company will pay on Executive’s behalf, or reimburse Executive, for the Company’s portion of premiums for such coverage for the lesser of: (i) 12 months or such time as Executive’s COBRA/continuation rights expire, or (ii) such time as Executive is eligible to receive any benefits under any employer-provided plan or through any government-sponsored plan such as Medicare.  As a condition to receiving such payment or reimbursement, Executive shall report to the Company his eligibility for coverage under the plan of another employer or a government-sponsored plan.

5.03                        Good Reason For Termination.  Executive may terminate his employment during the Term for Good Reason.  If executive terminates his employment during the Term for Good reason, he shall be paid his Base Salary accrued through the date of termination of employment and shall receive the severance payment equal to his monthly Base Salary for a period of twelve (12) months following such termination and the benefits provided in Section 5.02.  Except as provided in Section 5.01(d), no additional Base Salary or severance payment shall be payable to Executive if this Agreement is terminated for Good Reason.  “Good Reason” will be deemed to have occurred if: (a) taking into account Executive’s performance under this Agreement, there is a material reduction in Executive’s title or position or an assignment to Executive of material duties that are inconsistent with Executive’s title or position, or (b) the Company, its successors or assigns, breaches any of its material obligations to Executive under this Agreement.  Termination of this Agreement for Good Reason is conditioned on the following:  (i) Executive must give the Company written notice of the facts or events giving rise to Good Reason at least 60 days prior to such termination, and within 30 days following the facts or event alleged to give rise to Good Reason; (ii) such grounds for Good Reason must continue and not be remedied for a period of 30 days or more following the Company’s receipt of such notice; (iii) Executive must terminate his employment during the Term no later than six months following the date of the initial existence of the grounds for Good Reason; and (iv) the Company does not have Cause to terminate Executive pursuant to Section 4.04.  The failure to give such notice on a timely basis shall be deemed a waiver of the right to terminate this Agreement for Good Reason based on such fact or event.  Notwithstanding the forgoing, if Executive gives notice to the Company of his Good Reason or alleged Good Reason for termination of his employment, the Company may, in its sole discretion, elect to accelerate the termination of  Executive’s employment without further notice period, and to pay Executive the Severance Payment due under this Agreement.

5.04                        Compliance with Code Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, the parties to this Agreement intend that this Agreement shall satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code and the Regulations and guidance issued thereunder (“Section 409A”) in a manner that will preclude the imposition of the additional tax, penalties and interest described in Section 409A.  In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.  If the Company and Executive make a good faith determination that the compensation provided under this Agreement is likely to be subject to the additional tax, penalties or interest imposed by Section 409A, the Company and Executive shall use their best commercially reasonable efforts to modify the Agreement to reduce the risk that such additional tax, penalties or interest will apply, in a manner designed to preserve the material economic benefits intended to be provided to the Executive hereunder.

Notwithstanding any other provision of this Agreement to the contrary, to the extent any payments hereunder are determined to be subject to Section 409A and are contingent on a termination of employment: (i) no event shall be considered a termination of employment unless such termination is considered a ‘separation from service’ as such term is defined under Section 409A and (ii) if Executive is considered a ‘specified employee’ as such term is defined under Section 409A, payments made on account of Executive’s termination of employment shall be delayed for six months and the delayed payments will be paid in a lump sum without interest on the first day of the month following such six-month delay.  Payments not subject to Section 409A shall not be subject to such delay.

5.05                        Release by Executive.  Upon termination of Executive’s employment, all payments of post-termination amounts, including the Severance Payment and Performance Bonus payable pursuant to this Agreement, and any other payments or  benefits made or provided under this Agreement, including those pursuant to Sections 5.01, 5.02 and 5.03, are conditioned upon (i) Executive’s executing, delivering, a separation agreement and release substantially in the form of Exhibit A, within twenty one (21) days of the time he received such agreement or such other period as may be required by applicable law; (ii) Executive performing and not revoking such agreement within the time period set forth therein; and (iii) Executive’s compliance with Articles 6 and 7 of this Agreement.  If Executive shall fail to comply with Articles 6 and 7 of this Agreement, or other post-employment covenants hereunder, the Company may discontinue  payment of such post-termination amounts and other severance benefits under this agreement,  and Executive shall repay the same upon demand of the Company.  If requested by the Company, Executive shall enter into an agreement to be reasonably available for consultation and assistance to the Company during any period in which severance is paid, and Executive shall in all events return to the Company all Company property and materials or documentation, including copies thereof in any form or media

ARTICLE 6

NONDISCLOSURE AND INVENTIONS

6.01                        Confidential Information and Inventions.  Except as permitted or directed by the Company or as may be required in the proper discharge of Executive’s employment hereunder, Executive shall not, during the term of employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any confidential, trade secret or proprietary information of the Company, including without limitation, whether or not reduced to writing, customer lists, customer files or information, pricing information, expansion information, recipes, formulas, planning, operations and financial information, contracts, sales and marketing information, vendor and personnel information, business strategy or opportunities for new or developing business, which Executive has prepared, acquired or become acquainted with during his employment by the Company.  Executive acknowledges that the above-described knowledge or information is the property of the Company that constitutes a unique and valuable asset and represents a substantial investment by the Company, and that any disclosure or other use of such knowledge or information, other than for the sole benefit of the Company, would be wrongful and would cause irreparable harm to the Company.  Executive agrees that during and following Executive’s employment with the Company to maintain the confidentiality of such knowledge or information, to refrain using such information, and from any acts or omissions that would result in a public disclosure thereof no expressly authorized in writing by the Company, or that would reduce its value to the Company, and to take and comply with reasonable security measures to prevent any accidental or intentional disclosure or misappropriation.  Executive acknowledges and agrees that his rights to compensation, including Severance Payments and benefits from the Company are contingent upon compliance with the covenants in this Section 6.01.

(a)                                 Upon termination of Executive’s employment for any reason, Executive shall promptly return to the Company all such confidential, trade secret and proprietary information, including all copies thereof, then in Executive’s possession, control or influence, whether prepared by Executive or others.

(b)                                 The foregoing obligations of confidentiality shall not apply to any knowledge or information the entirety of which is now published or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive or a breach of a confidentiality obligation owed to the Company by any third party.

(c)                                  Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, trade secrets, analyses, drawings, reports and all similar related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing products or services and which are conceived, developed or made by Executive while employed by the Company or any of its subsidiaries during or prior to the Term (“Work Product”) belong to the Company or such subsidiary.  Executive shall promptly disclose such Work Product to the Board of Directors of the Company and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after employment by the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).  For purposes of this Agreement, any Work Product or other discoveries relating to the business of the Company or any subsidiaries on which Executive files or claims a copyright or files a patent application, within one year after termination of employment with the Company, shall be presumed to cover and be Work Product conceived or developed by Executive in whole or in part during the term of his employment with the Company, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Work Product was conceived and made following termination of employment.  Notwithstanding the foregoing, the Company advises Executive, and Executive understands and agrees, that the foregoing does not apply to inventions or other discoveries for which no equipment, supplies, facility or trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (a) that does not relate (i) directly to the Company’s business, or (ii) to the Company’s actual or demonstrably anticipated business research or development, or (b) that does not result from any work performed by Executive for the Company.

(d)                                 In the event of a breach or threatened breach by Executive of the provisions of this Article 6, the Company shall be entitled to an injunction restraining Executive from directly or indirectly disclosing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been or threatens to be disclosed.  The Company shall be entitled to such injunction without the posting of a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.  Executive agrees that the Company shall be entitled to recover its costs of litigation, expenses and reasonable attorney fees incurred in enforcing this Agreement.

6.02                        Cause For Termination.  Executive understands and agrees that any violation of this Article 6 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause pursuant to Section 4.04 hereof.

ARTICLE 7

NONCOMPETITION AND NON-RECRUITMENT

(a)                                 Noncompetition.  The Company and Executive recognize and agree that:  (i) Executive has received, and will in the future receive, substantial amounts of highly confidential and proprietary information concerning the Company, its business, customers, executives and vendors; (ii) as a consequence of using or associating himself with the Company’s name, goodwill, and reputation, Executive will develop personal and professional relationships with the Company’s current and prospective customers, clients and vendors; and (iii) provision for non-competition and non-recruitment obligations by Executive is critical to the Company’s continued economic well-being and protection of the Company’s confidential and proprietary business information, goodwill and its relationships.  In light of these considerations, this Article 7 sets forth the terms and conditions of Executive’s obligations of non-competition and non-

recruitment during the term of and subsequent to the termination of this Agreement and Executive’s employment for any reason.

(b)                                 During Executive’s employment with the Company and for 12 months thereafter, Executive shall not, directly or indirectly (a) engage (in any capacity, including as an individual or as a stockholder, trustee, partner, financier, agent, employee, consultant or representative of any person, firm, corporation, or association), or have any interest in any business that is competitive in any way with the Company and that has operations or plans to have operations within any states where the Company or any of its subsidiaries conducts or proposes to conduct business at such time (a “Prohibited Business”), or (b) assist or engage in any business related activities involving those services offered or under development by the Company, or being actively considered by the Company; provided, however, that Executive may hold, purchase or otherwise acquire up to five percent as a passive investor in any class of securities of a business or entity if such securities are listed on a national securities exchange.  Executive acknowledges and agrees that his rights to compensation, including Severance Payments and benefits from the Company, are contingent upon compliance with the covenants in this Section 7.01.

(c)                                  If (a) the Company has terminated the employment of Executive without cause following the Term of this Agreement; and (b) Executive provides such information to the Company as it reasonably requests (including the name of the prospective employer and a description of the work or position of Executive) that establishes that another employer would employ Executive but for Section 7.01(b) of this Agreement, the Company agrees that it will make a monthly payment to Executive commencing as of the first month after receipt of such information from Executive and continuing until the restriction in Section 7.01(a) expires, unless such restriction is expressly waived by the Company for that specific employment.  Such monthly payment shall be equivalent to Executive’s monthly Base Salary as of the time of termination, less any compensation that Executive received, or obtained an unqualified right to receive from any other source, including Severance Payments under Section 5 of this Agreement, less any applicable withholding. In no event shall the payments made under this Section 7.01(c) continue for more than twelve (12) months.

(d)                                 Executive agrees that the duration of, and geographic area subject to, the covenant not to compete set forth in Section (a) are reasonable.  However, if any court determines that the duration or the geographic area, or both of them, are unreasonable, and any such covenant is unenforceable, Executive agrees that the covenant shall remain in full force and effect for the greatest time period and for the greatest area that would not render such covenant unenforceable.  Executive also agrees that such covenants shall be deemed to be a series of separate covenants, one for each and every state or country of the geographic area where the covenant not to compete is intended to be effective.  At its sole option, the Company may, by express written notice to Executive, waive or limit the time and geographic area in which Executive cannot engage in competitive activity or the scope of such competitive activity.

(e)                                  During Executive’s employment with the Company and for 12 months thereafter, Executive shall not, directly or indirectly, solicit, recruit or hire any employee of the Company or any of its subsidiaries, or take any action to induce any such Employee to leave the Company or any of its subsidiaries.

(f)                                   Executive agrees that breach by him of the provisions of this Article 7 will cause the Company irreparable harm that is not fully remedied by monetary damages.  In the event of a breach or threatened breach by Executive of the provisions of this Article 7, the Company shall be entitled to seek an injunction from a court of competent jurisdiction restraining Executive from directly or indirectly competing or recruiting or engaging in the other activities as prohibited herein, without posting a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.  Executive and the Company agree that the prevailing party in any lawsuit brought by the Company to enforce the provisions of this Agreement shall be entitled to recover its costs of litigation, including expenses and reasonable attorney fees, a court may award.

7.02                        Cause For Termination.  Executive understands and agrees that any violation of this Article 7 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause pursuant to Section 4.04 hereof

ARTICLE 8

MISCELLANEOUS

8.01                        Law to Govern; Venue For Actions.  This Agreement shall be governed and construed according to the laws of the State of Minnesota without regard to conflicts of law provisions.  This Agreement is made in Minnesota and is expected to be performed in whole or in part in such State.  The Company and Executive agree that if any action is brought pursuant to this Agreement that is not otherwise the subject of arbitration proceedings pursuant to Section 8.07, such dispute shall be resolved only in the District Court of Hennepin County, Minnesota, or the United States District Court for Minnesota, and each party hereto unconditionally (a) submits for itself in any proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Hennepin County, Minnesota District Courts or the United States Federal District Court for Minnesota, and agrees that all claims in respect to any such proceeding shall be heard and determined in Hennepin County, Minnesota, Minnesota District Court or, to the extent permitted by law, in such federal court, (b) consents that any such proceeding may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such proceeding in any such court or that such proceeding was brought in an inconvenient court and agrees not to plead or claim the same; waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 8.06 to the extent allowed by applicable law; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Minnesota.

8.02                        Assignments.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 8.02, no party may assign or delegate any rights or obligations hereunder, without first obtaining the written consent of the other party hereto; provided, however, that the Company may assign this Agreement without the consent of Executive to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company requires such successor to expressly assume and agree to perform this Agreement.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

8.03                        Waiver.  The waiver by the Company of the breach or nonperformance of any provision of this Agreement by Executive will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or any similar agreement with any other executive.

8.04                        Final Agreement.  Effective as of January 1, 2013, This Agreement supersedes, revokes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement; provided that the Company shall be obligated to pay to Executive when due any wages or performance bonus under any prior employment agreement that were earned on or before the Termination Date, unless the employment of Executive has been terminated for Cause or voluntarily by Executive during the Term and without Good Reason.  The parties agree that this Agreement:  (a) is the entire understanding and agreement between the parties; and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement.  This Agreement shall not be changed or modified except by a written document signed by the parties hereto.  Employee entering into this Agreement shall not give rise to any obligation on the part of the Company to pay any severance payment or other amount by reason of the non-renewal or failure to extend employment under any prior employment agreement.

8.05                        Savings.  To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

8.06                        Notices.  All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented currier or delivery service; (ii) transmitted by facsimile during normal business hours; or (iii) mailed by registered or certified mail (return receipt requested and postage pre-paid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons addresses and facsimile numbers as a party entitled to notice shall give, in the manner herein described to the others entitled to notice:

If to the Company, to:

Granite City Food & Brewery Ltd.

Attn: Chairman of Board of Directors

701 Xenia Avenue South, Suite 120

Minneapolis, Minnesota 55416

Telephone No.: (952) 215-0660

Facsimile No: (952) 215-0671

If to the Executive, to:

James G. Gilbertson

3709 Dunbar Knoll

Brooklyn Park, MN  55443-1973

If given personally or documented currier or delivery service, or transmitted by facsimile, a notice shall have been deemed to be given when it is received.  If given by mail, notice shall have been deemed to be given on the third business day following the day on which it was posted.

8.07                        Disputes; Arbitration.  Except as provided in Section 8.07(c) below, any dispute or controversy arising under this Agreement shall, at the request of any party hereto be resolved by binding arbitration in Hennepin County, Minnesota, by a single arbitrator selected by employer and Executive, with arbitration governed by The United States Arbitration Act (Title 9, U.S. Code).  Such arbitrator shall be a disinterested person who is either an attorney, retired judge or labor relations arbitrator.  In the event employer and Executive are unable to agree upon such arbitrator, the arbitrator shall, upon petition by either the Company or Executive, be designated by a judge of the Hennepin County District Court.  The arbitrator shall have the authority to make awards of damages as would any court in Minnesota having jurisdiction over a dispute between employer and Executive, except that the arbitrator may not make an award of exemplary damages or consequential damages.  In addition, the Company and Executive agree that all other matters arising out of Executive’s employment relationship with the Company shall be arbitrable, unless otherwise restricted by law.

(a)                                 In any arbitration proceeding, each party shall pay the fees and expenses of its or his own legal counsel.

(b)                                 The arbitrator, in his or her discretion, may award legal fees and expenses and costs of the arbitration, including the arbitrator’s fee, to the prevailing party as determined by the arbitrator.

(c)                                  In the event of noncompliance or violation or potential violation, as the case may be, of Article 6 or Article 7 of this Agreement, the Company may, at its discretion, apply to a court of competent jurisdiction for a temporary restraining order, injunctive and/or such other legal and equitable remedies as may be appropriate.

(d)                                 All remedies and rights of the Company with respect to enforcement of this Agreement whether pursuant to this Agreement or at law or in equity shall be cumulative and not exclusive.

8.08                        Legal Counsel.  In connection with the negotiation and drafting of this Agreement, the Company has been represented by Briggs and Morgan, P.A., its general legal counsel.  Briggs and Morgan has not represented Executive and has not rendered legal advice to Executive.  Executive acknowledges that he has consulted with and has been represented by his own separate legal counsel prior to entering into this Agreement.  Executive further acknowledges that Executive has entered into this Agreement of Executive’s own free will, and that no promises or representations have been made to Executive by any person to induce Executive to enter into this Agreement other than the express terms set forth herein.  Executive further acknowledges that Executive has read this Agreement and understands all of its terms.

8.09                        Headings.  This section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part of this Agreement or to affect the meaning or interpretation hereof.

8.10                        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

8.11                        Construction.  Each party has cooperated in the negotiation and drafting of the final version of this Agreement.  As a result thereof, in any construction to be made of this Agreement, the same will not be construed against any party on the basis that that party was the drafter of this Agreement.

8.12                        Binding Effect.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his obligations under this Agreement except in accordance with Section 8.02 of this Agreement.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the following parties have executed the above instrument the day and year first above written.

GRANITE CITY FOOD & BREWERY LTD.

By:	/s/ Robert J. Doran
Robert J. Doran, Chief Executive Officer

EXECUTIVE

By:	/s/ James G. Gilbertson
James G. Gilbertson

[Signature Page

Granite City Food & Brewery Ltd. Executive Employment Agreement With James G. Gilbertson

EXHIBIT A

FORM OF SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Release”), effective as of                      ,          , is made by and between Granite City Food & Brewery Ltd., a Minnesota corporation (the “Company”) and James G. Gilbertson (“Executive”).  Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Employment Agreement (as defined below).

R E C I T A L S

WHEREAS, the Company and Executive are party to the Restated Executive Employment Agreement, dated effective January 1, 2013, as may be amended from time to time (the “Employment Agreement”); and

WHEREAS, as a condition to the Company’s payment of any severance payments and/or benefits to Executive pursuant to Article 5 of the Employment Agreement, Executive is required to execute a full and complete release;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.                                      Release.  On his own behalf and on behalf of anyone claiming any rights through him (including his heirs, executors, administrators, trustees and assigns), Executive hereby fully, knowingly and voluntarily, releases and forever discharges the Company and the Company’s past and present agents, representatives, employees, officers, directors, affiliates, insurers, controlling persons, shareholders, subsidiaries, successors, assigns and all persons or entities acting on behalf of or on instruction from the Company (collectively, the “Releasees”), collectively, separately, and severally, from and for any and all claims, causes of action, liabilities, and judgments of every type and description whatsoever, known and unknown. Releasees under this Agreement shall include any entity that directly or indirectly is a shareholder of the Company, including, without limitation, any partnership, corporation or limited liability company, and any affiliate of such shareholder and each employee, officer, manager, partner, director or member of such entity or affiliate.  For the purposes of this agreement, an affiliate of a shareholder is a person or entity that directly or indirectly, or through one or more intermediaries, controls or is controlled by, or is under common control with, such shareholder.

This release includes, but is not limited to, a release of claims arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Rehabilitation Act of 1973; the Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act; the Minnesota Human Rights Act; claims under Minn. Chapter 181; and the Minneapolis Code of Ordinances, all as may have been amended; and claims for wrongful discharge; violation of Minn. Stat. § 176.82; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault;

battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; and claims under any other theory, whether legal or equitable and whether statutory or based on common law. Executive agrees not to sue Company for claims released under this Section (1).

The limited exceptions to the release and agreement not to sue in this Section (1) are: (a) claims that arise in the future out of acts or events that occur wholly after the date Executive signs this Release (Executive acknowledges, however, that the decision to end his employment, is a decision that occurred before he signed this Release); (b) those few claims that cannot legally be waived under applicable law (including (i) Executive’s right to bring an EEOC charge or participate in an EEOC proceeding provided, however, that this Release will act as a bar to and release of any individual relief for him, and (ii) his right to challenge whether this Release constitutes a knowing and voluntary waiver of claims within the meaning of the Older Workers’ Benefit Protection Act; and (c) claims to enforce Executive’s right to severance pay under Article 5 of his Employment Agreement; claims for benefits under the provisions of an Executive benefit plan maintained by the Company in which he may have a vested interest as a terminated employee; and claims Executive may have to indemnification under Minnesota Statutes §302A.521 or under the Company’s by-laws. It is, however, Executive’s intent to waive all claims and rights to the fullest extent allowed by applicable law and he understands that this is intended to be a full and general release.

2.                                      Executive acknowledges and warrants that he has been paid all wages and benefits to which he is entitled except such severance pay and benefits as are described in Article 5 of the Employment Agreement.

3.                                      Executive agrees not to make any disparaging statements (whether written or verbal) about the Company, the other Releasees, or the Company’s services, products, policies or practices. Nothing in this provision prevents Executive from making truthful statements to the extent compelled to do so by valid legal process, or from responding truthfully to an inquiry from a governmental entity.

4.                                      Executive expressly acknowledges that he remains bound by Articles 6 and 7 of his Employment Agreement and that such provisions remain fully enforceable by the Company for such periods as are described therein.

5.                                      Executive hereby acknowledges and represents that: (a) he has been given a period of twenty-one (21) days to consider the terms of this Agreement and that he must sign this Agreement within the 21-day period to receive any severance payments and benefits under the Employment Agreement; (b) the Company has advised or hereby advises him in writing to consult with an attorney prior to executing this Agreement; and (c) he has received valuable and good consideration to which he is otherwise not entitled in exchange for his execution of this Agreement. Executive agrees that changes in this Release, whether material or not will not restart the 21-day consideration period.

6.                                      Executive and the Company hereby acknowledge this Agreement shall not become effective or enforceable until the fifteenth (15th) day after it is executed by Executive

(“Effective Date”) and that Executive may revoke this Agreement at any time before the Effective Date. Executive has been informed and understands that any such revocation must be in writing and delivered to the Company by hand, or sent by mail within the 15-day period. If delivered by mail, the revocation must be: (1) postmarked within the 15-day period, (2) properly addressed as set forth below, and (3) sent by certified mail, return receipt requested. This 15-day period includes and is not in addition to the 7-day revocation or rescission period under the Age Discrimination in Employment Act.

Proper Notice Address for Revocation Purposes

Granite City Food & Brewery Ltd.

Attn: Chief Executive Officer

701 Xenia Avenue South

Minneapolis, Minnesota 55416

Telephone No.: (952) 215-0660

Facsimile No: (952) 215-0671

7.                                      Executive has read this Agreement carefully and understands all of its terms. He is entering into this Agreement knowingly and voluntarily after considering all of its terms. He has had the opportunity to discuss this Agreement with his own attorney prior to signing it. In agreeing to sign this Agreement, he has not relied on any statements or explanations made by the Company, its agents or its attorneys, other than those contained in this Agreement.

8.                                      Executive agrees that he has not heretofore assigned, transferred or hypothecated nor attempted to assign, transfer or hypothecate any interest he may have in the released claims.

9.                                      This Agreement shall in all respects be governed and construed in accordance with the laws of the State of Minnesota without regard to choice of law principles. Any dispute arising under this Release will be venued in the state or federal courts of Minnesota or another proceeding conducted in Minnesota.

EXECUTIVE:

James G. Gilbertson	Date

GRANITE CITY FOOD & BREWERY LTD.

By:	Date
Title: